EXHIBIT 10.46

waiver and release

Michelle Felman, on behalf of her heirs, successors and assigns (“Releasor”), in consideration of the payments and benefits set forth in the letter agreement dated December 21, 2010 between Vornado Realty Trust (“Vornado”) and herself (“Letter Agreement”), knowingly and voluntarily waives and releases forever whatever claims she may have or may yet have against Vornado, any of its parents, subsidiaries and affiliates and any of their present and former employees, trustees, officers, shareholders, partners, agents and representatives, based upon any matter, cause or thing through the date of this Waiver and Release, including any matter, cause or thing relating to her employment by or position with Vornado or any of its subsidiaries or investments.

This Waiver and Release includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including claims under the Age Discrimination in Employment Act of 1967 (“ADEA”)(except that Releasor does not waive ADEA rights or claims that may arise after the date of this Waiver and Release).

Releasor’s signature below will also constitute confirmation that she has been given at least 21 days within which to consider this release and its consequences, and that she has hereby been advised prior to signing this Waiver and Release to consult with an attorney or any personal or financial advisor she chooses, and that any changes to this Waiver and Release or the Letter Agreement (irrespective of materiality) did not restart the running of the 21-day period.  For a period of seven days following the execution of this Waiver and Release Releasor may revoke the Waiver and Release, and the Waiver and Release shall not become effective or enforceable against Releasor or Vornado until the revocation period has expired (the “effectiveness” of the Waiver and Release).

Releasor agrees that she will not make or publish any statement (orally or in writing) that becomes publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) Vornado, or any of its parents, subsidiaries or affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, trustees, shareholders, partners, employees, representatives and agents.  Vornado agrees that it will not make or publish any official corporate statement (orally or in writing) which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) you.

Releasor confirms that she will maintain the confidentiality of proprietary information concerning Vornado, its direct and indirect subsidiaries and investments and its and their personnel (the “Proprietary Information”) of which she has acquired knowledge.

Releasor agrees to make herself reasonably available to Vornado or its representatives to respond to requests by Vornado for information involving facts or events relating to Vornado that may be within her knowledge.  Releasor agrees that she will cooperate with Vornado and its respective counsel in connection with any investigation, administrative proceeding, litigation or regulatory proceeding relating to any matter that occurred during her employment with Vornado in which she was involved or of which she has knowledge.

Releasor’s signature below will also confirm that on or before the termination of her employment with Vornado, she will return to Vornado all originals and copies of documents and other materials relating, containing or derived from Proprietary Information, which are in her possession or control.  Unless Releasor has received prior written authorization from Vornado, Releasor may not discuss any information (whether or not Proprietary Information) about Vornado or any of its personnel, or any aspects of her tenure as an employee or other representative of Vornado or its direct or indirect subsidiaries or investments of the termination of such employment or representation, with any reporter, author, producer, or similar person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles or writings of any kind, as well as film, videotape, audiotape or any other medium.  Nothing in this paragraph would prevent Releasor from disclosing information concerning her position at Vornado that is of the sort that would customarily be contained on a resume, discussed in interviews with prospective employers and their agents or which has already been publicly disclosed.  Nothing herein shall limit any party’s right under applicable law to provide truthful information to judicial, regulatory, administrative or other governmental authorities.

It is agreed that this Waiver and Release and the Letter Agreement represent the complete understanding between Releasor and Vornado with respect to the matters contained herein and therein and supersede any and all other agreements between Releasor and Vornado with respect to such matters.  Neither this Waiver and Release nor the Letter Agreement may be orally modified.  No other promises or agreements shall be binding unless in writing and signed by both Vornado and Releasor after the date on which Releasor signs this Waiver and Release.

In the event that one or more of the provisions, or portions thereof, of this Waiver and Release are determined to be invalid or unenforceable for any reason, the remainder of this Waiver and Release shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law; provided, however, that if any court or arbitrator finds that the release of claims (or any part hereof) contained herein is unlawful or unenforceable, or was not entered into knowingly and voluntarily, Releasor agrees, at Vornado’s option, either to return the consideration set forth in the Letter Agreement or to execute a waiver and release in a form satisfactory to Vornado that is lawful and enforceable.

This Waiver and Release and the Letter Agreement will be governed by and construed in accordance with the laws of the State of New York without reference or principles of conflicts of laws.

                IN WITNESS WHEREOF, Releasor has signed this Waiver and Release this 22nd day of December, 2010.

/s/ Michelle Felman

Michelle Felman